Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-05081 and 333-185731 on Form S-8 of Hancock Holding Company for Hancock Holding Company 401(k) Savings Plan (the “Plan”), of our report dated June 27, 2016, relating to the financial statements and supplemental schedule of the Plan, which appears in this Annual Report on Form 11-K of the Plan as of and for the year ended December 31, 2015.

Metairie, Louisiana

June 27, 2016

30th Floor – Energy Centre    •    1100 Poydras Street    •    New Orleans, LA 70163-3000    •    Tel: 504.569.2978

One Galleria Blvd., Suite 2100    •    Metairie, LA 70001    •    Tel: 504.837.5990    •    Fax: 504.834.3609